Exhibit 99.1

PROOF Acquisition Corp I Announces the Separate Trading of Its Class A Common Shares and Warrants

PRESS RELEASE  JAN 18, 2022 09:00 EST

RESTON, Va., January 18, 2022 (Newswire.com) - PROOF Acquisition Corp I (“PAC I”) announced today that, commencing Jan. 21, 2022, holders of the units sold in the PAC I’s initial public offering may elect to separately trade the Class A common stock and warrants included in the units. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A common stock and warrants that are separated will trade on The New York Stock Exchange (the “NYSE”) under the symbols “PACI” and “PACI.WS,” respectively. Those units not separated will continue to trade on the NYSE under the symbol “PACI.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, PAC I’s transfer agent, to separate the units into Class A common stock and warrants.

The units were initially offered by PAC I in an underwritten offering. BofA Securities served as the sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (the “SEC”) on Nov. 30, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About PROOF Acquisition Corp I

PAC I is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, stock exchange, asset acquisition, reorganization or similar business combination with one or more businesses. PAC I’s objective is to identify and merge with a business that has the potential to achieve sustainable growth and which addresses a large and growing market. PAC I believes there are attractive trends in several industries, including the enterprise software, health care, financial technology, and consumer sectors, although it may pursue an acquisition in any business industry or sector.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including the anticipated use of the net proceeds of PAC I’s initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of PAC I, including those set forth in the Risk Factors section of PAC I’s registration statement and prospectus filed with the SEC for PAC I’s initial public offering. Copies are available on the SEC’s website at www.sec.gov and PAC I’s website at www.PROOF-PACI.com. PAC I undertakes no obligation to update statements in this release for revisions or changes after the date of this release, except as required by law.

Investor Contact:
Michael W. Zarlenga
General Counsel and Corporate Secretary
571-310-4949